Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Expedia, Inc. pertaining to the Expedia, Inc. 2013 Employee Stock Purchase Plan and Expedia, Inc. 2013 International Employee Stock Purchase Plan of our reports dated February 5, 2013 with respect to the consolidated financial statements of Expedia, Inc. and the effectiveness of internal control over financial reporting of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
March 5, 2013